UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. )*

RAM Holdings Ltd.
(Name of Issuer)

Common Shares, $0.10 par value per share
(Title of Class of Securities)

G7368R104
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

SCHEDULE 13G
CUSIP No.: G7368R104	Page 2 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenwich Street Capital Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	2,958,566
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	2,958,566

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 2,958,566

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 3 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenwich Street Investments II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* OO

SCHEDULE 13G
CUSIP No.: G7368R104	Page 4 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GSCP (NJ), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 5 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GSCP (NJ), Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G
CUSIP No.: G7368R104	Page 6 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GSC Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G
CUSIP No.: G7368R104	Page 7 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GSC Active Partners Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 8 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GSC Active Partners, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G
CUSIP No.: G7368R104	Page 9 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Keith W. Abell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 10 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert F. Cummings, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 11 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Alfred C. Eckert III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 12 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert A. Hamwee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 13 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Richard M. Hayden

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 14 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas V. Inglesby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 15 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Matthew C. Kaufman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 16 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Christine K. Vanden Beukel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 17 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Andrew Wagner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: G7368R104	Page 18 of 28 Pages

1	NAMES OF REPORTING PERSONS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Joseph H. Wender

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	3,250,000
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH	8	SHARED DISPOSITIVE POWER	3,250,000

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 3,250,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%

12	TYPE OF REPORTING PERSON* IN

Page 19 of 26 Pages

Item 1(a). Name of Issuer:

             RAM Holdings Ltd.

Item 1(b). Address of Issuer’s Principal Executive Offices:

            46 Reid Street
            Hamilton HM12 Bermuda

Item 2(a). Name of Persons Filing:

            This statement is filed on behalf of each of the reporting persons (collectively, the “Reporting Persons”):

1.	Greenwich Street Capital Partners II, L.P. (“Greenwich II”)

2	Greenwich Street Investments II, LLC (“GSI II”)

3.	GSCP (NJ), L.P. (“GSCP L.P.”)

4.	GSCP (NJ), Inc. (“GSCP Inc.”)

5.	GSC Group, Inc. (“GSC Group”)

6.	GSC Active Partners Holdings, L.P. (“Holdings”)

7.	GSC Active Partners, Inc. (“Active Partners”)

8.	Keith W. Abell (“Abell”)

9.	Roberts F. Cummings, Jr. (“Cummings”)

10.	Alfred C. Eckert III (“Eckert”)

11.	Robert A. Hamwee (“Hamwee”)

12.	Richard M. Hayden (“Hayden”)

13.	Thomas V. Inglesby (“Inglesby”)

14.	Matthew C. Kaufman (“Kaufman”)

15.	Christine K. Vanden Beukel (“Vanden Beukel”)

16.	Andrew Wagner (“Wagner”)

Page 20 of 26 Pages

17.

Joseph H. Wender (“Wender,” and, together with GSI II, GSCP L.P., GSCP Inc., GSC Group, Holdings, Active Partners, Abell, Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Vanden Beukel and Wagner, the “Affiliates”)

             This statement relates to Common Shares, $0.10 par value per share, of the Issuer (“Common Shares”), held for the accounts of Greenwich II, TRV Executive Fund, L.P. (“TRV”), Greenwich Street Employees Fund, L.P. (“Greenwich Employees”) and Greenwich Fund, L.P. (“Greenwich Fund”).

Item 2(b). Address of Principal Business Office or, if None, Residence:

500 Campus Drive, Suite 220 Florham Park, New Jersey 07932

For each of Abell, Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Vanden Beukel, Wagner and Wender:

c/o GSC Group 500 Campus Drive, Suite 220 Florham Park, New Jersey 07932

Item 2(c). Citizenship:

             Greenwich II, GSCP L.P. and Holdings are limited partnerships organized under the laws of the state of Delaware, GSI II is a limited liability company organized under the laws of the state of Delaware, and GSCP Inc., GSC Group and Active Partners are corporations organized under the laws of the state of Delaware. All natural persons listed in Item 2(a) are citizens of the United States.

Item 2(d). Title of Class of Securities:

             Common Shares

Item 2(e). CUSIP Number:

             G7368R104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	[ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

Page 21 of 26 Pages

(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership:

1.           Greenwich II:

(a)	Amount beneficially owned: 2,958,566

(b)	Percent of class: 10.9%(1)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 2,958,566

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 2,958,566

2.           Affiliates:

(a)	Amount beneficially owned: 3,250,000*

(b)	Percent of class: 11.9%*

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 3,250,000*

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,250,000*

_______________________
1     The percentage of beneficial ownership set forth herein are calculated based on information contained in the Issuer’s Form 10-Q, dated November 8, 2006, which disclosed that 27,234,755 Common Shares were outstanding as of November 8, 2006.

Page 22 of 26 Pages

* GSI II is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP L.P. is the manager of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP Inc. is the general partner of GSCP L.P. GSC Group owns all of the outstanding capital stock of GSCP Inc. Holdings owns all of the Class A Common Stock of GSC Group. Active Partners is the general partner of Holdings. Abell, Eckert, Hamwee, Hayden, Inglesby, Kaufman and Vanden Beukel are the managing members and executive officers of GSI II. Cummings, Eckert, Hamwee, Hayden, Wagner and Wender are the stockholders and executive officers of Active Partners.

The 3,250,000 Common Shares are held directly by the following entities in the following amounts: Greenwich II owns 2,958,566 Common Shares; TRV owns 14,599 Common Shares; Greenwich Employees owns 176,605 Common Shares and Greenwich Fund owns 100,230 Common Shares.

Each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund received their respective Common Shares on or about May 1, 2006 in respect of the shares each such entity previously held in Ram Holdings II, Ltd. (“RAM II”) pursuant to the amalgamation of RAM II with the Issuer and related transactions as described in the Issuer’s registration statement on Form S-1 (333-131763) filed with the Securities and Exchange Commission on February 10, 2006, as amended.

Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group became the owner of all the outstanding capital stock of GSCP Inc., Holdings became the owner of all the Class A Common Stock of GSC Group, Active Partners became the general partner of Holdings and Cummings, Eckert, Hamwee, Hayden, Wagner and Wender became stockholders and executive officers of Active Partners.

For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of the Affiliates, by virtue of their relationships with Greenwich II, TRV, Greenwich Employees and Greenwich Fund, may be deemed to have shared voting and investment power over, and to be the indirect beneficial owners of, the 3,250,000 Common Shares owned in the aggregate by Greenwich II, TRV, Greenwich Employees and Greenwich Fund, representing 11.9% of the Common Shares outstanding. Each of the Affiliates disclaims beneficial ownership of the Common Shares except to the extent of each such entity’s and individual’s pecuniary interest in the Common Shares.

Item 5. Ownership of Five Percent or Less of a Class:

             Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

See item 4. The limited partners of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Common Shares held for the accounts of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund in accordance with their respective ownership interests in Greenwich II, TRV, Greenwich Employees and Greenwich Fund.

Page 23 of 26 Pages

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

             Not applicable.

Item 8. Identification and Classification of Members of the Group:

             Not applicable

Item 9. Notice of Dissolution of Group:

             Not applicable.

Page 24 of 26 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007

GREENWICH STREET CAPITAL PARTNERS II, L.P.
By:	Greenwich Street Investments II, LLC, its general partner
By:	/s/ Matthew C. Kaufman
Name: Matthew C. Kaufman
Title: Managing Member
GREENWICH STREET INVESTMENTS II, LLC
By:	/s/ Matthew C. Kaufman
Name: Matthew C. Kaufman
Title: Managing Member
GSCP (NJ), L.P.
By:	GSCP (NJ), Inc. its general partner
By:	/s/ David L. Goret
Name: David L. Goret
Title: Managing Director
GSCP (NJ), INC.
By:	/s/ David L. Goret
Name: David L. Goret
Title: Managing Director
GSCP GROUP, INC.
By:	/s/ David L. Goret
Name: David L. Goret
Title: Managing Director and Secretary

Page 25 of 26 Pages

GSC ACTIVE PARTNERS HOLDINGS, L.P.
By:	GSC Active Partners,Inc. its general partner
By:	/s/ David L. Goret
Name: David L. Goret
Title: Secretary
GSC ACTIVE PARTNERS, INC.
By:	/s/ David L. Goret
Name: David L. Goret
Title: Secretary
Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner
By:	/s/ Matthew C. Kaufman
As Attorney in Fact*
By:	/s/ Andrew J. Wagner
As Attorney in Fact*
*Attorneys-in-Fact under Power of Attorney dated January 4, 2002 (incorporated by reference to Exhibit 7(L) to the Schedule 13D/A for Moore Wallace Incorporated of Greenwich Street Partners II, L.P. et al., as filed with the Securities and Exchange Commission on January 7, 2002).

Robert F. Cummings, Jr. Joseph H. Wender
By:	/s/ Matthew C. Kaufman
As Attorney in Fact**
By:	/s/ Andrew J. Wagner
As Attorney in Fact**
**Attorneys-in-Fact under Power of Attorney dated February 14, 2007 filed as Exhibit 3 hereto.

Page 26 of 26 Pages

EXHIBIT INDEX

Exhibit Number	Exhibit

1.	Joint Filing Agreement, dated February 14, 2007, by and among the Reporting Persons.

2.	Power of Attorney dated as of January 4, 2002 (incorporated by reference to Exhibit 7(L) to the Schedule 13D/A for Moore Corporation Limited of Greenwich Street Capital Partners II, L.P. et al., filed with the Securities and Exchange Commission on January 7, 2002)

3.	Power of Attorney, dated February 14, 2007, by Robert F. Cummings, Jr. and Joseph H. Wender